[AVE LOGO]
ARTERIAL VASCULAR ENGINEERING, INC.

Contact: John Miller                                       FOR IMMEDIATE RELEASE
         Vice President of Finance
         Chief Financial Officer
         Arterial Vascular Engineering, Inc.
         (707) 525-0111


                            AVE ADDED TO PATENT SUIT

     Santa Rosa, CA - October 22, 1997 -- Arterial Vascular Engineering, Inc. ("AVE") (Nasdaq National Market: AVEI) today announced that it had received notice that it had been named as an additional defendant along with Boston Scientific Corp. and SciMed Lifesystems, Inc. in a lawsuit filed by Cordis Corp. against Guidant Corp. and Advanced Cardiovascular Systems, Inc. in federal district court in Delaware. The suit against Guidant and Advanced Cardiovascular Systems was filed October 3, 1997. The lawsuit alleges infringement or potential infringement of one or more US patents held by Cordis.

     "We are not surprised by Cordis' actions and believe it is based on the loss of market share they have suffered outside the US to next generation coronary stents" said Scott Solano, President and CEO. "We have reviewed the lawsuit and believe we have meritorious defenses to the claims alleged and we do not believe this will impact our ability to successfully commercialize our stent systems in the US."

     AVE filed a premarket approval application with the US Food and Drug Administration on its coronary stent systems on August 4, 1997. AVE does not expect US approval for its stent systems prior to 1998.

     Headquartered in Santa Rosa, California, Arterial Vascular Engineering, Inc. is a leading provider of highly specialized stent and balloon angioplasty systems for less invasive interventional treatment of cardiovascular disease. AVE sells its stent and balloon angioplasty systems in more than 40 countries outside of the United States.

     Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including statements regarding the anticipated outcome of litigation, as well as the other risks detailed from time to time in documents filed by AVE with the SEC, including the report on Form 10-K for the year ended June 30, 1997.

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ARTERIAL VASCULAR ENGINEERING, INC.

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3576 UNOCAL PLACE                                            Tel: (707) 525-0111
SANTA ROSA, CALIFORNIA  95403                                Fax: (707) 525-0114